                               AMENDMENT No. 3
                                    to the
                  amended and restated DECLARATION OF TRUST
                                      of
                       OPPENHEIMER CHAMPION INCOME FUND

This Amendment Number 3 is made as of August 27, 2002 to the Amended and
Restated Declaration of Trust of Oppenheimer Champion Income Fund (the
"Trust"), dated as of October 24, 2000, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer Champion Income Fund as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated November 10, 1987, as amended and restated as of October 24,
2000;

      WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Trust's Amended and Restated Declaration of Trust dated October 24,
2000, and further amended January 25, 2002 and April 16, 2002 desire to change the registered agent of the Trust;

      NOW, THEREFORE, the Trust's Amended and Restated Declaration of Trust
is amended as follows:

      Article FIRST of the Trust's Amended and Restated Declaration of Trust
is amended by changing the registered agent as follows:

           The Registered Agent for Service of Process is CT
      Corporation System, 101 Federal Street, Boston, MA 02110.

Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned signs this amendment by and on behalf of the Trustees.

                                    Oppenheimer Champion Income Fund

                                    By: /s/ Denis Molleur
                                        ________________________________
                                          Denis Molleur,
                                          Assistant Secretary